Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Atotech Limited:

We consent to the incorporation by reference in the registration statement (No. 333-253068) on Form S-8 of Atotech Limited of our report dated February 26, 2021, with respect to the consolidated statements of financial position of Atotech Limited as of December 31, 2020 and 2019, and the related consolidated statements of comprehensive income, cash flows, and changes in shareholders’ equity for each of the years in the three-year period ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 20-F of Atotech Limited.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Berlin, Germany

March 4, 2021